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                                                                                                                EXHIBIT 12(A)

                                    AON CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                      COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        (millions except ratios)
                                                                             2001        2000       1999       1998       1997
                                                                            ------      ------     ------     ------     ------
                                                                          (Restated)  (Restated) (Restated) (Restated) (Restated)
Income before provision for income taxes and minority interest             $  309       $   854     $  635     $  931    $   542

ADD BACK FIXED CHARGES:
  Interest on indebtedness                                                    127           140        105         87         70
  Interest credited on investment-type insurance contracts                     56            71         77         72         45
  Interest on ESOP                                                              -             -          1          2          3
  Portion of rents representative of interest factor                           57            54         49         51         44
                                                                           ------       -------     ------    -------    -------
       INCOME AS ADJUSTED                                                  $  549       $ 1,119     $  867    $ 1,143    $   704
                                                                           ======       =======     ======    =======    =======

FIXED CHARGES:
  Interest on indebtedness                                                 $  127      $   140     $  105     $    87    $    70
  Interest credited on investment-type insurance contracts                     56           71         77          72         45
  Interest on ESOP                                                              -            -          1           2          3
  Portion of rents representative of interest factor                           57           54         49          51         44
                                                                           ------      -------     ------     -------    -------
       TOTAL FIXED CHARGES                                                 $  240      $   265     $  232     $   212    $   162
                                                                           ======      =======     ======     =======    =======
RATIO OF EARNINGS TO FIXED CHARGES                                            2.3          4.2        3.7         5.4        4.3
                                                                           ======      =======     ======     =======    =======
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